Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2018 Second Quarter Financial Results

(Tampa, FL, August 8, 2018) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended July 1, 2018.

Executive Summary - 2Q18 versus 2Q17

•	Net sales increased 9% to $567 million versus $520 million. Excluding foreign exchange, net sales increased 7%.

•	Net income attributable to Masonite of $35 million compared to $27 million.

•	Diluted earnings per share increased to $1.24 from $0.89.

•	Adjusted EBITDA* increased 15% to $78 million versus $68 million.

•	Repurchased 269,751 shares of stock in the second quarter for approximately $16 million.

“We had another solid quarter, with year on year sales growth driven primarily by higher average unit prices and strong performance from our acquisitions," said Fred Lynch, President and Chief Executive Officer. "We are pleased to see continued margin expansion across all businesses, due to continued cost control and operational improvements coupled with pricing actions taken in response to a rising inflationary environment."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Second Quarter 2018 Discussion
Net sales increased 9% to $567 million in the second quarter of 2018, from $520 million in the comparable period of 2017. The increase in net sales was the result of a 5% increase in acquisition volume, a 3% increase in average unit price (AUP) and a 2% benefit from foreign exchange, partially offset by slight declines in base volumes in Architectural and Europe.

•
North American Residential net sales were $378 million, a 3% increase over the second quarter of 2017, driven by a 1% benefit from foreign exchange, a 1% increase in AUP and a 1% increase from volume and components sales.

•
Europe net sales were $101 million, a 36% increase from the second quarter of 2017. The acquisition of DW3 in January of 2018 added a 25% increase in net sales while base volume in Europe declined approximately 2%. The sales increase was also due to a 7% benefit from foreign exchange and a 6% increase in AUP.

•
Architectural net sales were $82 million, an 11% increase from the second quarter of 2017. The 2018 acquisition of Graham & Maiman and the 2017 acquisition of A&F Wood Products combined to contribute 12% of incremental net sales. Additionally, an increase in AUP contributed 9%. These increases were partially offset by a 10% decrease in sales volume in the base business attributable to service-level issues encountered following the planned closure of the Algoma facility in the second quarter of 2017.

Total company gross profit increased 15% to $124 million in the second quarter of 2018 compared to $107 million in the second quarter of 2017. Gross profit margin increased 120 basis points to 21.8%, due primarily to higher AUP and improved factory productivity.

Selling, general and administrative expenses (SG&A) of $72 million increased $8 million, or 13%, compared to the second quarter of 2017. The increase in SG&A was driven by additional costs from acquisitions, including related professional fees, and higher personnel costs. SG&A as a percentage of net sales was 12.7%, a 40 basis point increase compared to the second quarter of 2017.

Net income attributable to Masonite increased $8 million to $35 million in the second quarter of 2018. Adjusted EBITDA* increased 15% to $78 million in the second quarter of 2018 from $68 million in the second quarter of 2017.

Diluted earnings per share were $1.24 in the second quarter of 2018 compared to $0.89 in the comparable 2017 period. Adjusted diluted earnings per share* matched diluted earnings per share in the second quarter of 2018 and 2017.

Masonite repurchased 269,751 shares of stock in the second quarter for $16 million, at an average price of $61.09.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2018 Discussion
Net sales increased 8% to $1,085 million in the first six months of 2018, from $1,007 million in the comparable period of 2017. The increase in net sales was the result of a 4% increase from acquisitions, a 3% increase in AUP and a 2% benefit from foreign exchange, partially offset by slight declines in base volumes in Architectural and Europe.

•
North American Residential net sales were $738 million, a 5% increase over the first six months of 2017, driven primarily by a 2% increase in sales volume, a 2% increase in AUP, and a 1% benefit from foreign exchange.

•
Europe net sales were $188 million, a 31% increase over the first six months of 2017. The acquisition of DW3 in January of 2018 added a 21% increase in net sales, while base volume in Europe declined approximately 7% primarily due to unusually harsh winter conditions in the first three months of the year. The sales increase was also due to a 10% benefit from foreign exchange and a 7% increase in AUP.

•
Architectural net sales were $149 million, a 2% increase over the first six months of 2017. The 2018 acquisition of Graham & Maiman and the 2017 acquisition of A&F combined to contribute 8% of incremental net sales. Additionally, an increase in AUP contributed 7%. These increases were partially offset by a 12% decrease in sales volume in the base business due to service-level issues following the planned closure of the Algoma facility, as well as lower order flow in the first quarter due to timing of major projects.

Total company gross profit increased 13% to $229 million in the first six months of 2018, from $203 million in the first six months of 2017. Gross profit margin increased 100 basis points to 21.1%, due to higher AUP and improved operational performance.

Selling, general and administrative expenses (SG&A) of $140 million increased $11 million compared to the first six months of 2017. The increase was driven by additional costs from acquisitions, including related professional fees, and higher personnel costs. SG&A as a percentage of net sales was 12.9%, a 10 basis point increase from the first six months of 2017.

Net income attributable to Masonite increased $5 million to $56 million in the first six months of 2018. Adjusted EBITDA* increased $19 million to $140 million for the first six months of 2018, from $121 million in the comparable 2017 period.

Diluted earnings per share were $1.96 in the first six months of 2018 compared to $1.66 in the comparable 2017 period. Adjusted diluted earnings per share* matched diluted earnings per share in the second half of 2018 and 2017.

Masonite repurchased 961,534 shares of stock in the first six months of 2018 for $61 million, at an average price of $63.10.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 9, 2018. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q2'18 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 30, 2018. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13681278.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2018 outlook, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions, including foreign exchange rate fluctuation and inflation; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

costs of raw materials or wages or any shortage in supplies or labor; our ability to keep pace with technological developments; cyber security threats and attacks; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries, and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Beginning in the fourth quarter of 2017, we revised our calculation of Adjusted EPS to exclude the beneficial impact of the deferred tax revaluation recognized as a result of The Tax Cuts and Jobs Act of 2017 and the release of a valuation allowance in Canada as such tax assets are likely to be realized in future periods. The revision to this definition had no impact on our reported Adjusted EPS for the three or six months ended July 1, 2018 or July 2, 2017. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Second quarter 2017 net sales	$367.9	$73.8	$73.5	$4.5	$519.7
Acquisition volume	—	18.3	8.8	—	27.1	5.2%
Base volume	1.0	(1.3)	(7.0)	0.2	(7.0)	(1.3)%
Average unit price	4.3	4.5	6.4	—	15.2	2.9%
Components and other	2.0	0.3	(0.3)	1.5	3.4	0.7%
Foreign exchange	2.7	5.1	0.4	0.1	8.3	1.6%
Second quarter 2018 net sales	$377.9	$100.7	$81.8	$6.3	$566.7
Year over year growth, net sales	2.7%	36.4%	11.3%	40.0%	9.0%

Second quarter 2017 Adjusted EBITDA	$54.6	$9.0	$7.5	$(2.8)	$68.3
Second quarter 2018 Adjusted EBITDA	59.0	13.6	12.0	(6.3)	78.3
Year over year growth, Adjusted EBITDA	8.1%	51.1%	60.0%	nm	14.6%

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2018 net sales	$705.9	$143.8	$145.3	$11.9	$1,006.9
Acquisition volume	—	29.5	11.7	—	41.2	4.1%
Base volume	12.4	(9.9)	(18.1)	(1.1)	(16.7)	(1.7)%
Average unit price	10.7	10.1	9.6	—	30.4	3.0%
Components and other	1.9	0.2	(0.8)	(0.3)	1.0	0.1%
Foreign exchange	6.6	14.2	0.8	0.2	21.8	2.2%
Year to date 2018 net sales	$737.5	$187.9	$148.5	$10.7	$1,084.6
Year over year growth, net sales	4.5%	30.7%	2.2%	(10.1)%	7.7%

Year to date 2017 Adjusted EBITDA	$99.5	$16.7	$12.7	$(8.1)	$120.9
Year to date 2018 Adjusted EBITDA	109.4	23.6	19.7	(12.9)	139.7
Year over year growth, Adjusted EBITDA	9.9%	41.3%	55.1%	nm	15.6%

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net sales	$566,726	$519,741	$1,084,605	$1,006,922
Cost of goods sold	443,052	412,415	855,502	804,039
Gross profit	123,674	107,326	229,103	202,883
Gross profit as a % of net sales	21.8%	20.6%	21.1%	20.1%

Selling, general and administration expenses	71,851	63,870	140,062	128,980
Selling, general and administration expenses as a % of net sales	12.7%	12.3%	12.9%	12.8%

Restructuring costs, net	—	(700)	—	(407)
Loss (gain) on disposal of subsidiaries	—	212	—	212
Operating income (loss)	51,823	43,944	89,041	74,098
Interest expense (income), net	9,074	7,112	17,830	14,136
Other expense (income), net	(970)	(288)	(1,242)	(802)
Income (loss) from continuing operations before income tax expense (benefit)	43,719	37,120	72,453	60,764
Income tax expense (benefit)	7,894	8,932	14,595	7,253
Income (loss) from continuing operations	35,825	28,188	57,858	53,511
Income (loss) from discontinued operations, net of tax	(131)	(134)	(381)	(379)
Net income (loss)	35,694	28,054	57,477	53,132
Less: net income (loss) attributable to non-controlling interest	953	1,170	1,910	2,683
Net income (loss) attributable to Masonite	$34,741	$26,884	$55,567	$50,449

Earnings (loss) per common share attributable to Masonite:
Basic	$1.26	$0.90	$1.99	$1.69
Diluted	$1.24	$0.89	$1.96	$1.66

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$1.26	$0.91	$2.01	$1.70
Diluted	$1.24	$0.89	$1.97	$1.67

Shares used in computing basic earnings per share	27,609,132	29,789,955	27,899,461	29,825,527
Shares used in computing diluted earnings per share	28,029,586	30,358,238	28,402,214	30,434,584

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	July 1, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$30,151	$176,669
Restricted cash	10,485	11,895
Accounts receivable, net	310,635	269,235
Inventories, net	244,424	234,042
Prepaid expenses	30,183	27,665
Income taxes receivable	2,083	2,364
Total current assets	627,961	721,870
Property, plant and equipment, net	590,998	573,559
Investment in equity investees	12,091	11,310
Goodwill	179,103	138,449
Intangible assets, net	229,209	182,484
Long-term deferred income taxes	27,184	29,899
Other assets, net	28,403	22,687
Total assets	$1,694,949	$1,680,258

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$112,730	$94,497
Accrued expenses	134,836	126,759
Income taxes payable	2,286	869
Total current liabilities	249,852	222,125
Long-term debt	625,579	625,657
Long-term deferred income taxes	77,017	60,820
Other liabilities	32,986	35,754
Total liabilities	985,434	944,356
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 27,597,126 and 28,369,877 shares issued and outstanding as of July 1, 2018, and December 31, 2017, respectively	614,371	624,403
Additional paid-in capital	219,931	226,528
Accumulated deficit	(2,023)	(18,150)
Accumulated other comprehensive income (loss)	(134,812)	(110,152)
Total equity attributable to Masonite	697,467	722,629
Equity attributable to non-controlling interests	12,048	13,273
Total equity	709,515	735,902
Total liabilities and equity	$1,694,949	$1,680,258

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net income (loss) attributable to Masonite	$34,741	$26,884	$55,567	$50,449

Add: Asset impairment	—	—	—	—
Add: Loss (gain) on disposal of subsidiaries	—	212	—	212
Tax impact of adjustments	—	—	—	—
Adjusted net income (loss) attributable to Masonite	$34,741	$27,096	$55,567	$50,661

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$1.24	$0.89	$1.96	$1.66
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$1.24	$0.89	$1.96	$1.66

Shares used in computing diluted EPS	28,029,586	30,358,238	28,402,214	30,434,584

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended July 1, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$58,963	$13,642	$11,998	$(6,317)	$78,286
Less (plus):
Depreciation	7,090	2,575	2,192	1,843	13,700
Amortization	295	4,058	2,257	715	7,325
Share based compensation expense	—	—	—	3,538	3,538
Loss (gain) on disposal of property, plant and equipment	472	6	24	1,398	1,900
Interest expense (income), net	—	—	—	9,074	9,074
Other expense (income), net	—	147	—	(1,117)	(970)
Income tax expense (benefit)	—	—	—	7,894	7,894
Loss (income) from discontinued operations, net of tax	—	—	—	131	131
Net income (loss) attributable to non-controlling interest	891	—	—	62	953
Net income (loss) attributable to Masonite	$50,215	$6,856	$7,525	$(29,855)	$34,741

	Three Months Ended July 2, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$54,606	$9,001	$7,495	$(2,831)	$68,271
Less (plus):
Depreciation	7,296	3,394	2,414	2,173	15,277
Amortization	642	2,028	2,155	771	5,596
Share based compensation expense	—	—	—	3,527	3,527
Loss (gain) on disposal of property, plant and equipment	196	129	(166)	256	415
Restructuring costs	—	(96)	503	(1,107)	(700)
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	7,112	7,112
Other expense (income), net	—	(16)	—	(272)	(288)
Income tax expense (benefit)	—	—	—	8,932	8,932
Loss (income) from discontinued operations, net of tax	—	—	—	134	134
Net income (loss) attributable to non-controlling interest	925	—	—	245	1,170
Net income (loss) attributable to Masonite	$45,547	$3,350	$2,589	$(24,602)	$26,884

	Six Months Ended July 1, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$109,361	$23,572	$19,658	$(12,891)	$139,700
Less (plus):
Depreciation	14,434	4,878	4,222	4,100	27,634
Amortization	776	7,297	4,511	1,326	13,910
Share based compensation expense	—	—	—	6,603	6,603
Loss (gain) on disposal of property, plant and equipment	1,005	6	103	1,398	2,512
Interest expense (income), net	—	—	—	17,830	17,830
Other expense (income), net	—	182	—	(1,424)	(1,242)
Income tax expense (benefit)	—	—	—	14,595	14,595
Loss (income) from discontinued operations, net of tax	—	—	—	381	381
Net income (loss) attributable to non-controlling interest	1,861	—	—	49	1,910
Net income (loss) attributable to Masonite	$91,285	$11,209	$10,822	$(57,749)	$55,567

	Six Months Ended July 2, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$99,543	$16,739	$12,709	$(8,126)	$120,865
Less (plus):
Depreciation	14,780	5,204	4,784	4,533	29,301
Amortization	1,635	3,695	4,316	1,920	11,566
Share based compensation expense	—	—	—	5,954	5,954
Loss (gain) on disposal of property, plant and equipment	(203)	269	(193)	268	141
Restructuring costs	—	(96)	774	(1,085)	(407)
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	14,136	14,136
Other expense (income), net	—	141	—	(943)	(802)
Income tax expense (benefit)	—	—	—	7,253	7,253
Loss (income) from discontinued operations, net of tax	—	—	—	379	379
Net income (loss) attributable to non-controlling interest	1,842	—	—	841	2,683
Net income (loss) attributable to Masonite	$81,489	$7,314	$3,028	$(41,382)	$50,449